Exhibit 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We have issued our report dated December 2, 2024, with respect to the consolidated financial statements included in the Annual Report of Alico, Inc. on Form 10-K for the year ended September 30, 2024. We consent to the incorpora�on by reference of said report in the Registra�on Statements of Alico, Inc. Forms S-8 (File No. 333- 208673 and File No. 333- 188736). /s/ GRANT THORNTON LLP Tampa, Florida December 2, 2024